EXHIBIT 99.1
ITEM 6. SELECTED FINANCIAL DATA
The five-year selected financial data is as follows (Dollars in thousands, except per share amounts) (1) :

As of and for the years ended October 31,	2009	2008	2007	2006	2005
Net sales	$2,792,217	$3,790,531	$3,331,597	$2,630,337	$2,424,297

Net income	$110,646	$241,748	$156,457	$144,531	$100,276

Total assets	$2,823,929	$2,792,749	$2,687,537	$2,222,683	$1,913,882

Long-term debt, including current portion of long-term debt	$738,608	$673,171	$622,685	$481,408	$430,400

Basic earnings per share:

Class A Common Stock	$1.91	$4.16	$2.70	$2.51	$1.74

Class B Common Stock	$2.86	$6.23	$4.04	$3.76	$2.61

Diluted earnings per share:

Class A Common Stock	$1.91	$4.11	$2.65	$2.46	$1.71

Class B Common Stock	$2.86	$6.23	$4.04	$3.76	$2.61

Dividends per share:

Class A Common Stock	$1.52	$1.32	$0.92	$0.60	$0.40

Class B Common Stock	$2.27	$1.97	$1.37	$0.89	$0.59

(1)	All share information presented in this table has been adjusted to reflect a 2-for-1 stock split of our shares of Class A and Class B Common Stock as of the close of business on March 19, 2007 distributed on April 11, 2007.
The results of operations include the effects of pretax restructuring charges of $66.6 million, $43.2 million, $21.2 million, $33.2 million, and $35.7 million for 2009, 2008, 2007, 2006, and 2005, respectively; pretax debt extinguishment charges of $0.8 million, $23.5 million and $2.8 million for 2009, 2007 and 2005, respectively; restructuring-related inventory charges of $10.8 million for 2009; and large timberland gains of $41.3 million and $56.3 million for 2006 and 2005, respectively.